EXHIBIT 12
                        JONES APPAREL GROUP, INC.
            COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (In millions)

                                          Year Ended December 31,
                                   ------------------------------------
                                       2004          2003          2002
                                   --------      --------      --------

Income before income taxes........   $482.9        $527.0        $533.5
                                   --------      --------      --------
Fixed charges
  Interest expense and
    amortization of
    financing costs...............     51.2          58.8          62.7
  Portion of rent expense
    representing interest.........     39.3          34.1          32.1
                                   --------      --------      --------
Total fixed charges...............     90.5          92.9          94.8
                                   --------      --------      --------
Income before income taxes and
  fixed charges...................   $573.4        $619.9        $628.3
                                   ========      ========      ========
Ratio of earnings to
  fixed charges...................      6.3           6.7           6.6
                                   ========      ========      ========